UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) 10/23/2006

SUPERTEX, INC.

(Exact name of registrant as specified in its charter)

California	0-12718	94-2328535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1235 Bordeaux Drive, Sunnyvale, California	94089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 408-222-8888

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

    The Board of Directors (“the Board”) appointed Phillip A. Kagel as Vice President of Finance and Chief Financial Officer, effective October 23, 2006,  to serve at the pleasure of the Board until its next annual organization meeting and until his successor is duly elected and qualified. Mr. Kagel, who is 57 years old, will be responsible for all financial and investor relations activities. Henry Pao had previously served as Chief Financial Officer and remains the Chief Executive Officer.

    Since April, 2005, and from April, 2004, through July, 2004, Mr. Kagel has been a financial consultant for high technology companies, including during the past 18 months, for Supertex. Previously, he was the Chief Financial Officer of public companies Ultra Clean Holdings, Inc. (gas delivery subsystems for semiconductor equipment) from August, 2004, through March, 2005, and Sipex Corporation,(semiconductors) from February, 2003, through March, 2004. Before that, from August, 1997 through November, 2002, he was Vice President & Corporate Controller and Vice President, Global Tax at Solectron Corporation.

During fiscal 2006, and during fiscal 2007 to date, Mr. Kagel was paid indirectly, via a third party who contracted with Supertex, $98,000 and $117,000, respectively, for his consulting services to Supertex. Mr. Kagel’s base salary at Supertex as CFO is $250,000 per year. Mr. Kagel does not have an employment agreement with Supertex; however, in his offer letter, subject to the approval of the Supertex board of directors, Mr. Kagel will be granted a non-statutory stock option for 7,000 shares on December 1, 2006,under Supertex’s stock option plan to supplement his 23,000 share non-statutory stock option previously granted under that plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Supertex, Inc
(Registrant)

Date: October 26, 2006	By	/s/ Henry C. Pao
	Name	Henry C. Pao
	Title	President and Chief Executive Officer